EXHIBIT 99.1

EX-99.1 PRESS RELEASE, DATED AS OF APRIL 22, 2004

Contact:	Graham Smith – Chief Financial Officer
Advent Software, Inc.
301 Brannan Street
San Francisco, CA 94107
(415) 543-7696

ADVENT SOFTWARE REPORTS FIRST QUARTER RESULTS

Q1 License Revenue up 19 Percent Year-Over-Year

San Francisco, CA, Thursday, April 22, 2004 - Advent Software, Inc. (NASDAQ: ADVS) today announced its financial results for the first quarter ended March 31, 2004.

RESULTS

Total revenue for the first quarter of 2004 was $36.8 million, compared with $36.9 million in the fourth quarter of 2003, and $33.0 million in the same quarter last year. Revenue growth year-over-year was driven primarily by an increase of $1.3 million in license revenue and development fees and $1.7 million in maintenance and recurring revenue.

Total expenses for the first quarter of 2004 were $38.1 million, compared with $42.2 million in the fourth quarter of 2003, and $44.7 million in the same quarter last year. Expenses in the first quarter included $3.4 million in amortization of intangibles. Expense reductions year-over-year were driven primarily by headcount reductions during 2003 and lower restructuring charges.

Net loss for the first quarter of 2004 was $1.1 million or $0.03 cents per share. This compared with a net loss of $75 million in the fourth quarter of 2003, or $2.29 per share, which included a tax provision of $70.5 million to record a full valuation allowance against deferred tax assets. Net loss for the first quarter of 2004 also compares to a net loss of $7.5 million or $0.23 cents per share in the same quarter of last year.

Cash, cash equivalents and short-term investments increased by $7 million in the quarter, and totaled $167 million as of March 31, 2004.

PERSPECTIVE

“I’m very pleased with our first quarter results, as we started the year with healthy revenue growth. After more than 20 years we remain the solution on which the world’s leading investment managers rely to manage their complex businesses. Our first quarter results demonstrate progress on our corporate objectives to refocus and refine our strategy, strengthen the franchise, improve service to customers, introduce new functionality to the marketplace, and continue to improve our financial results,” said Stephanie DiMarco, Chief Executive Officer of Advent.

GUIDANCE

Advent issued the following guidance:

•	Q2 2004 revenues are projected to be in the range of $35.5 million to $37.5 million;

•	Full year 2004 revenues are projected to be in the range of $146 million to $151 million. The revenue estimate assumes that the value of license contracts sold under a term model remains at between five and 10 percent of total contracts sold. A significant increase in sales of term licenses would cause more license contract revenue to be deferred into 2005 and beyond;

•	Q2 2004 expenses are projected to be in the range of $44.5 million to $45.5 million, including amortization of intangibles, and a restructuring charge of approximately $5.0 million for real estate abandonment;

•	Full year 2004 expenses are projected to be in the range of $160 million to $165 million, including amortization of intangibles and the restructuring charge referred to above;

•	Amortization of intangibles included in cost of revenues will be approximately $1.3 million per quarter, and that related to other intangibles will be approximately $2 million per quarter; and

•	Weighted average shares outstanding will increase by roughly 1 percent per quarter from the first quarter comparative of 33 million shares.

INVESTOR CALL

Advent will host its first quarter conference call at 5:00 p.m. Eastern time today, Thursday, April 22, 2004. To participate via phone, please dial (973) 582-2737. If you are unable to listen to the call at this time, a replay will be available through April 29, 2004 by calling (973) 341-3080, pass code 4678280.

The conference call will also be web-cast live at www.advent.com, and can be found by clicking on “About Advent,” “Investor Relations,” and then “Presentations.” The web cast will be archived at the same location.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com) has been providing trusted solutions to the world’s leading financial professionals since 1983. Firms in 55 countries using Advent technology manage investments totaling more than US $8 trillion. Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.

FORWARD LOOKING STATEMENTS

The forward looking statements included in this press release, including financial guidance for the second quarter of 2004 and the full fiscal year, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties that could cause actual results to differ materially from our expectations and guidance. These risks and uncertainties include potential fluctuations in results and future growth rates, changes in the length of our sales cycles, the successful development and market acceptance of new products and product enhancements, continued uncertainties and fluctuations in the financial markets, challenges assimilating acquired entities, and other risks detailed from time to time in the company’s SEC reports, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at http://www.advent.com/.

-FINANCIAL HIGHLIGHTS TO FOLLOW-

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2004	2003
Net revenues:
License and development fees	$8,008	$6,742
Maintenance and other recurring	22,886	21,140
Professional services and other	5,942	5,162

Total net revenues	36,836	33,044

Cost of revenues:
License and development fees	594	554
Maintenance and other recurring	6,880	7,379
Professional services and other	4,687	3,807
Amortization of developed technology	1,342	1,435

Total cost of revenues	13,503	13,175

Gross margin	23,333	19,869

Operating expenses:
Sales and marketing	8,793	11,455
Product development	7,852	9,367
General and administrative	5,981	5,312
Amortization of other intangibles	2,024	1,925
Restructuring expense (benefit)	(43)	3,489

Total operating expenses	24,607	31,548

Loss from operations	(1,274)	(11,679)
Interest income and other expense, net	126	172

Loss before income taxes	(1,148)	(11,507)
Benefit from income taxes	—	(4,027)

Net loss	$(1,148)	$(7,480)

Net loss per share:
Basic	$(0.03)	$(0.23)

Diluted	$(0.03)	$(0.23)

Weighted average shares:
Basic	33,066	32,390

Diluted	33,066	32,390

ADVENT SOFTWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$167,082	$160,072
Accounts receivable, net (1)	18,452	17,448
Prepaid expenses and other	9,868	11,526
Income taxes receivable	1,639	1,639

Total current assets	197,041	190,685
Property and equipment, net	21,479	23,381
Goodwill	86,426	86,504
Other intangibles, net	26,769	30,495
Other assets, net	14,387	15,438

Total assets	$346,102	$346,503

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,206	$1,320
Accrued liabilities	15,491	17,245
Deferred revenues (1)	37,357	36,123
Income taxes payable	7,988	8,206

Total current liabilities	63,042	62,894
Deferred income taxes	2,708	2,812
Other long-term liabilities	2,274	2,338

Total liabilities	68,024	68,044

Stockholders’ equity:
Common stock	331	329
Additional paid-in capital	301,644	299,459
Accumulated deficit	(31,314)	(30,158)
Accumulated other comprehensive income	7,417	8,829

Total stockholders’ equity	278,078	278,459

Total liabilities and stockholders’ equity	$346,102	$346,503

(1)	Reflects a reclassification between accounts receivable and deferred revenues beginning with the first quarter of 2004. The prior period has been reclassified to conform with the current period presentation.